Item 30. Exhibit (h) i. c. 1. i.

AMENDMENT NO. 1

to the

FUND PARTICIPATION AGREEMENT

AMENDMENT, dated as of August 1, 2004, to the Fund Participation Agreement dated as of the 7th day of March 2003 (the “Agreement”), by and between American Funds Insurance Series (“Series”), Capital Research and Management Company (“CRMC”), Massachusetts Mutual Life Insurance Company (“MassMutual”).

WHEREAS, Series, CRMC and MassMutual wish to amend the Agreement by replacing Schedule A thereto with the revised Schedule A attached hereto;

NOW, THEREFORE, the parties hereby agree as follows:

1.)	Schedule A is replaced in its entirety with the revised Schedule A attached hereto.

Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Chad L. Norton
Name:	Chad L. Norton
Title:	Secretary

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ David O’Leary
Name:
Title:

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael J. Downer
Name:	Michael J. Downer
Title:	Vice President and Secretary

[_______]

SCHEDULE A

MassMutual Transitionssm

Panorama Passage

Panorama Premier

MassMutual Artistry

MassMutual Transitions Select

MassMutual Evolution

VUL Guard

Survivorship Variable Universal Life

Survivorship Variable Universal Life II

Variable Universal Life

Variable Universal Life II

Survivorship VUL Guard

[_______]